Exhibit 21.1

LIST OF SUBSIDIARIES OF THE COMPANY

SUBSIDIAIRES OF CHINA GREEN AGRICULTURE, INC.

Name	Place of Incorporation
Enlightify US Inc	New Jersey
Antaeus Tech Inc.	Delaware
Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.	People’s Republic of China
Beijing Gufeng Chemical Products Co., Ltd.	People’s Republic of China
Beijing Tianjuyuan Fertilizer Co., Ltd.	People’s Republic of China

VARIABLE INTEREST ENTITIES OF CHINA GREEN AGRICULTURE, INC.

Name	Place of Incorporation
Xi’an Hu County Yuxing Agriculture Technology Development Co, Ltd.	People’s Republic of China